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                                                             EXHIBIT 99.1


Thursday October 14, 8:02 am Eastern Time

COMPANY PRESS RELEASE

INTEL TO ACQUIRE DSP COMMUNICATIONS, INC. FOR APPROXIMATELY
$1.6 BILLION IN CASH

ACQUISITION POSITIONS INTEL FOR GROWTH IN CELLULAR COMMUNICATIONS AND FOR INTERNET CLIENTS

Business Editors and High-Tech Writers

NOTE: Intel and DSP Communications executives will host a teleconference to discuss the details of this agreement and answer questions today at noon EDT, 9 a.m. PDT. Press and analysts who are interested in hearing about this announcement may join the teleconference by dialing (719) 457-2657. A full recording of the briefing can be accessed through October 21 by dialing (719) 457-0820 with confirmation number 804032.

SANTA CLARA, Calif.--(BUSINESS WIRE)--Oct. 14, 1999--Intel Corporation and DSP Communications, Inc. (NYSE: DSP - news) today announced the
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companies have entered into a definitive agreement under which Intel would acquire DSP Communications, Inc (DSPC) for $36 a share in an all-cash tender offer valued at approximately $1.6 billion.

DSPC is a leading supplier of solutions for digital cellular communications products. DSPC products enable new generations of feature-rich, compact, lightweight wireless handsets by providing a complete solution, including chipsets, reference design, software and other key technologies.

This acquisition is an important element of Intel's plan to become the leading building block supplier to the Internet. In recent years, cellular telephone adoption has exploded on a worldwide basis. Cellular voice and data applications are growing at a rapid pace and emerging cellular broadband data communications networks can enable new Internet applications. In addition, cellular communication is expected to be integrated into new types of Internet clients, such as handheld devices and mobile computers, which will include voice, data and Internet access.


"DSPC brings tremendous experience in cellular digital and voice technologies which, when combined with Intel's data and Internet expertise, will provide a more complete solution to the broad cellular market segment," said Craig Barrett, president and chief

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executive officer of Intel. "Cellular technology is emerging as a new high-speed method of connecting to the Internet and we believe over time will become increasingly important for connecting PCs to the Internet."

"Combining DSPC's cellular expertise with Intel's semiconductor and data capabilities will create a leading provider of cellular voice products, as well as establish voice and data solutions for the future," said Davidi Gilo, chairman and chief executive officer of DSPC. "The industry needs suppliers that can deliver solutions such as chipset, design and software to meet customers' cellular technology needs."

DSPC's cellular technology solutions allow cellular handset manufacturers to build better devices with superior performance, high integration and the smallest form factors while significantly reducing power consumption, time-to-market and overall system cost. DSPC provides expertise in digital cellular technologies for personal digital cellular (PDC), time division multiple access (TDMA), code division multiple access (CDMA) and third-generation (3G) standards.

Under the agreement, DSPC would become a wholly owned subsidiary of Intel reporting within Intel's Computing Enhancement Group. DSPC employees will continue as employees of the new subsidiary. The companies do not anticipate any immediate changes to their respective product lines and DSPC intends to continue delivering products to customers under existing agreements, as well as maintain its existing manufacturing relationships.

The agreement provides for a cash tender offer to acquire all of the outstanding shares of DSPC common stock at $36 per share, which will commence by Intel within five business days. The Board of Directors of DSPC has approved the definitive agreement and has recommended that DSPC stockholders tender their shares pursuant to the offer. Intel's obligations to accept shares tendered in the offer will be conditional upon the tender of a majority of outstanding DSPC shares on a fully-diluted basis, regulatory approvals and other customary conditions. The current and former chief executive officers of DSPC have agreed to tender their shares in the offer. It is expected that all shares not purchased in the tender offer will be converted into the right to receive $36 per share in a second-step merger following the tender offer.

Headquartered in Silicon Valley, DSPC is a leading independent developer and supplier of form-fit reference designs, chipsets and software to mobile phone manufacturers. DSPC develops, markets, licenses, and sells application specific integrated circuits (ASICs) based on digital signal processing (DSP) technology, software stacks, and reference design development kits for advanced wireless voice and data communications applications. DSPC wireless technology products support leading global standards for CDMA, TDMA, and PDC, and will also support emerging third generation (3G) standards such as Wideband CDMA and cdma2000. The company's customers include

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Cadence, Denso, Kenwood, Kyocera, Kokusai, Lucent Technologies, Motorola,
NEC, Philips, Pioneer, SANYO, Sharp, and SK Teletech. DSPC maintains a presence worldwide with offices in the United States, Japan, Israel, and Canada. DSPC stock is traded on the New York Stock Exchange under the symbol DSP. For more information, please visit http://www.dspc.com.
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Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at http://www.intel.com/pressroom.
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This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The reader is cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside the control of Intel and DSPC. The forward-looking statements in this release address a variety of subjects including, for example, the expected date of closing of the acquisition and the potential benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that DSPC's business will not be successfully integrated with Intel's business; costs associated with the merger; the successful completion of the tender; the inability to obtain the approval of DSPC's stockholders; matters arising in connection with the parties' efforts to comply with applicable regulatory requirements relating to the transaction; risks associated with entering into new market segments; and increased competition and technological changes in the industries in which Intel and DSPC compete. For a detailed discussion of these and other cautionary statements, please refer to Intel's and DSPC's filings with the Securities and Exchange Commission, including their respective Annual Reports on Form 10-K for the year ended Dec. 26, 1998, for Intel, and Dec. 31, 1998, for DSPC and their respective Quarterly Reports on Form 10-Q for the quarter ended March 27, 1999, for Intel and the quarter ended March 31, 1999, for DSPC.

*Third party marks and brands are property of their respective holders.

CONTACT:
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    Intel Media Relations
     Chuck Mulloy, 408/765-3484
               or
     Intel Investor Relations
     Lisa Ansilio, 408/765-1910
               or
     DSPC Media and Investor Relations
     Arnon Kohavi, 408/777-2700

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